Exhibit 99.1

News Release	11755 Wilshire Blvd., 20th Floor Los Angeles, CA 90025

ABRAXIS BIOSCIENCE REPORTS 2009 SECOND QUARTER

FINANCIAL RESULTS

Second Quarter Highlights:

•	ABRAXANE® Revenue Grows to $75 Million, Representing a 6 Percent Sequential Quarterly Increase

•	Company Reports Net Loss for Common Shareholders of $23 Million, or $0.58 Per Share, or Adjusted Net Loss for Common Shareholders of $10 Million, or $0.25 Per Share

LOS ANGELES, Calif. — August 6, 2009 — Abraxis BioScience, Inc. (NASDAQ: ABII), a fully integrated biotechnology company, today reported unaudited financial results for the second quarter ended June 30, 2009.

As of January 2, 2009, the company re-acquired the exclusive rights to market ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in the U.S. As a result, beginning in 2009, the company no longer recognizes deferred revenue related to the original co-promotion agreement.

Net revenue for the second quarter of 2009 was $85.1 million compared with $77.6 million for the second quarter of 2008. Revenue from sales of ABRAXANE for the second quarter of 2009 was $75.2 million compared with $73.8 million for the same period in 2008, which included recognition of deferred revenue of $9.1 million related to the co-promotion agreement. Excluding the recognition of deferred revenue, total revenue from sales of ABRAXANE for the second quarter of 2009 grew 16 percent to $75.2 million compared with $64.7 million for the same period in 2008. Other revenue for the second quarter of 2009 increased to $10.0 million from $3.8 million in the comparable period last year, primarily due to increased raw material sales.

Abraxis BioScience, Inc.

2009 Second Quarter Financial Results

Gross profit for the second quarter of 2009 was $70.5 million, or 83 percent of net revenue, compared with $67.7 million, or 87 percent of net revenue, for the second quarter of 2008. Excluding the recognition of deferred revenue, gross margin for the second quarter of 2009 was 83 percent versus 85 percent for the same period in 2008.

“We continued to make solid progress this quarter advancing the global commercialization of ABRAXANE in the U.S. with our newly expanded sales force, in Europe with ongoing roll-outs in the U.K. and Germany, and in China with the recent product launch in that country,” said Lonnie Moulder, President and Chief Executive Officer of Abraxis BioScience. “We also expanded the body of clinical data for ABRAXANE and other compounds that utilize our proprietary nab® technology platform in new oncology settings, initiating Phase III studies in pancreatic cancer and melanoma and continuing to move forward with our Phase III study in non-small cell lung cancer. Additionally, we have an experienced and talented team of executives who intend to continue this momentum for the balance of the year as we advance our vision of serving patients globally with new cancer therapies.”

Research and development expense for the second quarter of 2009 was $39.9 million compared with $21.7 million for the same period in 2008. The increase primarily related to increased spending in clinical studies and investment in R&D projects.

Selling, general and administrative (SG&A) expenses for the second quarter of 2009 were $47.1 million versus $53.5 million for the same period in 2008. SG&A expenses decreased primarily due to the elimination of commission payments under the previous co-promotion agreement, partially offset by international launch costs for ABRAXANE and an increase in sales and marketing costs.

On a GAAP basis, net loss for common shareholders for the second quarter of 2009 was $23.4 million, or $0.58 per share, compared with net loss for common shareholders of $84.1 million, or $2.10 per share, for the second quarter of 2008. Adjusted net loss for common shareholders for the second quarter of 2009 was $10.1 million, or $0.25 per share, compared with adjusted net income for common shareholders of $1.2 million, or $0.03 per share, for the second quarter of the prior year. Adjusted net (loss) income for common shareholders for the second quarters of 2009 and 2008 excludes amortization of acquired intangible assets, litigation costs, acquired in-process research and development, realized loss on marketable securities and non-cash stock-based compensation expense.

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Abraxis BioScience, Inc.

2009 Second Quarter Financial Results

Financial Results: Six Months Ended June 30, 2009

Net revenue for the first six months of 2009 was $157.7 million compared with $159.8 million for the same period of 2008. Revenue from sales of ABRAXANE for the first six months of 2009 was $145.8 million compared with $153.8 million for the same period in 2008, which included recognition of deferred revenue of $18.2 million related to the co-promotion agreement. Excluding the recognition of deferred revenue, total revenue from the sale of ABRAXANE for the first six months of 2009 grew 8 percent to $145.8 million compared with $135.6 million for the same period in 2008. Other revenue for the first six months of 2009 increased to $11.9 million from $6.0 million in the comparable period last year, primarily due to increased raw material sales.

Gross profit for the first six months of 2009 was $134.0 million, or 85 percent of net revenue, compared with $141.2 million, or 88 percent of net revenue, for the comparable period of 2008. Excluding the recognition of deferred revenue, gross margin for the first six months of 2009 was 85 percent versus 87 percent for the same period in 2008.

Research and development expense for the first six months of 2009 was $74.9 million compared with $42.5 million for the same period in 2008. The increase primarily related to increased spending in clinical studies and investment in R&D projects.

Selling, general and administrative (SG&A) expenses for the first six months of 2009 were $89.6 million versus $98.8 million for the same period in 2008. SG&A expenses decreased primarily due to the elimination of commission payments under the previous co-promotion agreement, partially offset by international launch costs for ABRAXANE and an increase in sales and marketing costs.

On a GAAP basis, net loss for common shareholders for the first six months of 2009 was $46.4 million, or $1.16 per share, compared with net loss for common shareholders of $79.8 million, or $2.00 per share, for the first six months of 2008. Adjusted net loss for common shareholders for the first six months of 2009 was $15.7 million, or $0.39 per share, compared with adjusted

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Abraxis BioScience, Inc.

2009 Second Quarter Financial Results

net income for common shareholders of $18.2 million, or $0.45 per share, for the first six months of the prior year. Adjusted net (loss) income for common shareholders for the first six months of 2009 and 2008 excludes amortization of acquired intangible assets, litigation costs, acquired in-process research and development, realized loss on marketable securities and non-cash stock-based compensation expense.

(Reconciliation tables are provided below)

ABRAXANE Market Data Highlights

According to recent IntrinsiQ data for June 2009, in all lines of metastatic breast cancer (MBC), ABRAXANE use represented 36.1 percent of the taxane market. On a rolling 12-month basis, the ABRAXANE share of total MBC taxane market was 31.4 percent.

ABRAXANE continues to be a leader in the taxane market in the second line + setting of the MBC market with a 44.6 percent market share in June 2009. In the third line + setting of the MBC market, ABRAXANE had a 49.7 percent share of the taxane market.

Recent Company Highlights

•

During the second quarter, the company initiated Phase III clinical trials of ABRAXANE in metastatic pancreatic cancer and stage IV melanoma. The company also continues to advance with the Phase III clinical trial of ABRAXANE in the first-line treatment of patients with advanced non-small cell lung cancer (NSCLC).

•

In June, Abraxis launched ABRAXANE in China for women with metastatic breast cancer. Additionally, ABRAXANE received a recommendation from the Quebec Conseil du Médicament and approval from the Quebec Ministry of Health for the treatment of metastatic breast cancer.

•

Abraxis announced the results of an ongoing Phase II study that explores the potential benefit of ABRAXANE in combination with bevacizamab for the first-line treatment of metastatic breast cancer. Data from this study were presented at the meeting of the American Society of Clinical Oncology (ASCO).

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Abraxis BioScience, Inc.

2009 Second Quarter Financial Results

•

Additional ASCO highlights include new data that suggest treatment regimens that include ABRAXANE may be active in treating metastatic pancreatic cancer and new data that demonstrate anti-tumor activity for an ABRAXANE combination chemotherapy regimen in patients with metastatic melanoma.

•

Abraxis named Mary Lynne Hedley, Ph.D., Executive Vice President of Operations and Chief Scientific Officer; Rick Rodgers Senior Vice President and Chief Financial Officer; and Marty J. Duvall Senior Vice President, Global Marketing and International Commercial Operations.

Conference Call Information

On Thursday, August 6, 2009, the company will host a conference call with interested parties beginning at 8:30 a.m. PDT/11:30 a.m. EDT to review its results of operations for the second quarter of 2009. The conference call may be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.earnings.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both Web sites for approximately six months beginning shortly after the conclusion of the call.

Non-GAAP Financial Measures

The company believes that its presentation of non-GAAP financial measures, such as adjusted net (loss) income for common shareholders and adjusted net (loss) income per common share, provide useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures presented by the company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net loss to adjusted net (loss) income for common shareholders for the three and six months ended June 30, 2009 and 2008 is included with this news release.

About ABRAXANE®

ABRAXANE® is a solvent-free chemotherapy treatment option for metastatic breast cancer which was developed using Abraxis BioScience’s proprietary nab® technology platform. This protein-bound chemotherapy agent combines paclitaxel with albumin, a naturally-occurring human protein. By wrapping the albumin around the active drug, ABRAXANE can be administered to patients at higher doses, delivering higher concentrations of paclitaxel to the tumor site than solvent-based paclitaxel. ABRAXANE is currently in various stages of

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Abraxis BioScience, Inc.

2009 Second Quarter Financial Results

investigation for the treatment of the following cancers: expanded applications for metastatic breast, non-small cell lung, malignant melanoma, pancreatic and gastric.

The U.S. Food and Drug Administration approved ABRAXANE for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE please visit www.abraxane.com.

About Abraxis BioScience, Inc.

Abraxis BioScience is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. The company’s portfolio includes the world’s first and only protein-bound nanoparticle chemotherapeutic compound (ABRAXANE®), which is based on the company’s proprietary tumor targeting technology known as the nab® platform. The first FDA approved product to use this nab platform, ABRAXANE, was launched in 2005 for the treatment of metastatic breast cancer and is now approved in 37 countries. The company continues to expand the nab platform through a robust clinical program and deep product pipeline. Abraxis trades on the NASDAQ Global Market under the symbol ABII. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the clinical development plan, and the timing and scope of clinical studies and trials, for ABRAXANE and the global commercialization of ABRAXANE. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the fact that results from pre-clinical studies may not be predictive of results to be obtained in other pre-clinical studies or future clinical trials; delays in commencement and completion of clinical studies or trials, including slower than anticipated patient enrollment and adverse events occurring during the clinical trials; decisions by regulatory authorities regarding whether and when to approve ABRAXANE or product candidates for various indications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of ABRAXANE and other products and product candidates; unexpected safety, efficacy or manufacturing issues with respect to ABRAXANE or product candidates; the need for additional data or clinical studies for ABRAXANE or product candidates; regulatory developments (domestic or foreign) involving the company’s manufacturing facilities; the market adoption and demand of ABRAXANE and other products, the costs associated with the ongoing launch of ABRAXANE; research and development associated with the nab® technology platform; the impact of pharmaceutical industry regulation; the impact of competitive products and pricing; the availability and pricing of ingredients used in the

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Abraxis BioScience, Inc.

2009 Second Quarter Financial Results

manufacture of pharmaceutical products; the ability to successfully manufacture products in a time-sensitive and cost effective manner; the acceptance and demand of new pharmaceutical products; and the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in other documents it has filed with the Securities and Exchange Commission.

The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Contacts:
Investors and Media Inquiries: Maili Bergman Director Investor Relations & Corporate Communications 310.883.1300 investorrelations@abraxisbio.com	Rob Whetstone PondelWilkinson Inc. 310.279.5963

Financial Tables Follow

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Abraxis BioScience, Inc. Condensed Consolidated Statements of Operations (Unaudited, in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Abraxane revenue	$75,155	$73,833	$145,773	$153,765
Other revenue	9,974	3,789	11,938	5,999

Net revenue	85,129	77,622	157,711	159,764
Cost of sales	14,616	9,945	23,743	18,552

Gross profit	70,513	67,677	133,968	141,212
Operating expenses
Research and development	39,901	21,693	74,878	42,515
Selling, general and administrative	47,056	53,535	89,559	98,835
Litigation costs	—	57,388	—	57,388
Acquired in-process research and development	—	13,900	—	13,900
Amortization of intangible assets	9,957	9,958	19,907	19,611
Equity in net (income) loss of Drug Source Co, LLC	(329)	(24)	(1,360)	224

Total operating expenses	96,585	156,450	182,984	232,473

Loss from operations	(26,072)	(88,773)	(49,016)	(91,261)
Interest income	741	4,577	1,887	11,112
Other income (expenses)	937	252	(503)	539

Loss before income taxes	(24,394)	(83,944)	(47,632)	(79,610)
(Benefit) provision for income taxes	(114)	199	(51)	224

Net loss	$(24,280)	$(84,143)	$(47,581)	$(79,834)

Net loss for non-controlling interests	(847)	—	(1,227)	—

Net loss for common shareholders	$(23,433)	$(84,143)	$(46,354)	$(79,834)

Basic and diluted net loss per common share	$(0.58)	$(2.10)	$(1.16)	$(2.00)

Basic and diluted weighted average common shares
outstanding	40,113	40,018	40,100	40,007

The composition of stock-based compensation included above is as follows:
Cost of sales	$87	$114	$190	$165
Research and development	1,093	1,209	2,285	2,399
Selling, general and administrative	2,184	2,786	5,303	4,539

Total stock-based compensation	$3,364	$4,109	$7,778	$7,103

Selected ratios as a percentage of net revenue:
Gross profit	82.8%	87.2%	84.9%	88.4%
Research and development	46.9%	27.9%	47.5%	26.6%
Selling, general and administrative	55.3%	69.0%	56.8%	61.9%

Abraxis BioScience, Inc.

GAAP Net Loss to Adjusted Net Income (Loss) for common shareholders and Per Share Reconciliation

(Unaudited, in thousands, except per share amounts)

Adjusted net income (loss) for common shareholders and adjusted net income (loss) per common share are defined as net loss for common shareholders and net loss per common share, respectively, in each case excluding amortization of intangible assets, litigation costs, acquired in-process research and development, realized loss on marketable securities and non-cash stock compensation expense. We believe that our presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures below may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. Reconciliation of net loss and net loss per common share to adjusted net income (loss) for common shareholders and adjusted net income (loss) per common share for each of the three and six months ended June 30, 2009 and 2008 is below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net loss for common shareholders	$(23,433)	$(84,143)	$(46,354)	$(79,834)
Amortization of intangible assets	9,957	9,958	19,907	19,611
Litigation costs (a)	—	57,388	—	57,388
Acquired in-process research and development (b)	—	13,900	—	13,900
Realized loss on marketable securities (c)	—	—	2,944	—
Stock compensation expense	3,364	4,109	7,778	7,103

Adjusted net (loss) income for common shareholders	$(10,112)	$1,212	$(15,725)	$18,168

Adjusted net (loss) income per common share	$(0.25)	$0.03	$(0.39)	$0.45

Weighted average common diluted shares outstanding (d)	40,113	40,217	40,100	40,197

Net loss per common share	$(0.58)	$(2.09)	$(1.16)	$(1.99)
Amortization of intangible assets	0.248	0.25	0.50	0.49
Litigation costs (a)	—	1.43	—	1.43
Acquired in-process research and development (b)	—	0.34	—	0.34
Realized loss on marketable securities (c)	—	—	0.08	—
Stock compensation expense	0.084	0.10	0.19	0.18

Adjusted net (loss) income per common share	$(0.25)	$0.03	$(0.39)	$0.45

(a)	In 2008, we accrued $57.4 million for a litigation matter, which we are appealing.
(b)	Represents in-process research and development projects expensed in connection with the purchase of Shimoda Biotech and Platco Technologies in April 2008.
(c)	Represents write-down of marketable securities whose decline in values were determined to be other than temporary.
(d)	Because there is adjusted net income for common shareholders in 2008, the calculation of weighted average common diluted shares includes potentially dilutive common shares of 199,000 and 190,000 for the three and six months ended June 30, 2008, respectively.

Abraxis BioScience, Inc.

Condensed Consolidated Balance Sheets

(In thousands except share amounts)

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$258,251	$306,390
Cash collateral for reacquisition agreement	—	300,631
Accounts receivable, net of chargebacks	43,175	37,011
Related party receivable	2,710	1,915
Inventories	53,669	63,506
Prepaid expenses and other current assets	20,881	33,795
Deferred income taxes	64,882	65,585

Total current assets	443,568	808,833
Property, plant and equipment, net	227,188	166,720
Investment in Drug Source Company, LLC	11,543	10,183
Intangible assets, net of accumulated amortization	164,564	175,291
Goodwill	241,361	241,361
Other non-current assets	37,129	36,196

Total assets	$1,125,353	$1,438,584

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$26,060	$39,142
Accrued liabilities	56,804	53,020
Accrued litigation costs	57,689	57,635
Reacquisition payable	—	268,000
Income taxes payable	414	679
Deferred revenue	3,196	4,209

Total current liabilities	144,163	422,685
Deferred income taxes, non-current	66,670	62,685
Long-term portion of deferred revenue	6,625	8,223
Other non-current liabilities	14,430	15,519

Total liabilities	231,888	509,112
Equity
Stockholders' equity
Common stock	40	40
Additional paid-in capital	1,208,767	1,203,092
Accumulated deficit	(319,043)	(272,689)
Accumulated other comprehensive income (loss)	646	(971)
Less: treasury stock, at cost (20,500 shares at June 30, 2009)	(874)	—

Total stockholders' equity	889,536	929,472
Non-controlling interest	3,929	—

Total equity	893,465	929,472

Total liabilities and equity	$1,125,353	$1,438,584